EXHIBIT 99

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   Condensed Consolidated Financial Statements

                               September 30, 2000

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  Nine Months Ended September 30, 2000 and 1999

                                      INDEX

      FINANCIAL STATEMENTS:

      Condensed Consolidated Balance Sheets                             1
      Condensed Consolidated Statements of Operations and
           Comprehensive Income                                         2
      Condensed Consolidated Statements of Cash Flows                   3
      Notes to Condensed Consolidated Financial Statements              4

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                  (Dollars in thousands, except per share data)

                                                                    September 30,          December 31,
                              ASSETS                                    2000                  1999
                                                                     -----------           -----------

Bonds at market value (amortized cost of $1,963,189 and
   $1,903,932)                                                       $ 1,989,251           $ 1,837,085
Equity investments at market value (cost of $10,100)                       9,748                 9,768
Short-term investments                                                    86,353               257,030
                                                                     -----------           -----------
     Total investments                                                 2,085,352             2,103,883
Cash                                                                         846                 4,153
Deferred acquisition costs                                               192,623               198,048
Prepaid reinsurance premiums                                             343,374               285,105
Reinsurance recoverable on unpaid losses                                  11,310                 9,492
Receivable for securities sold                                            31,975                40,635
Other assets                                                             174,812               145,837
                                                                     -----------           -----------

          TOTAL ASSETS                                               $ 2,840,292           $ 2,787,153
                                                                     ===========           ===========

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY

Deferred premium revenue                                             $   914,834           $   844,146
Losses and loss adjustment expenses                                       98,138                87,309
Deferred federal income taxes                                             96,851                53,357
Ceded reinsurance balances payable                                        42,768                36,387
Payable for securities purchased                                          52,792               239,295
Long-term debt                                                           120,000               120,000
Minority interest                                                         35,692                32,945
Accrued expenses and other liabilities                                    96,159                78,768
                                                                     -----------           -----------

          TOTAL LIABILITIES AND MINORITY INTEREST                      1,457,234             1,492,207
                                                                     -----------           -----------

Common stock (400 and 500 shares authorized, issued and
   outstanding; par value of $37,500 and $30,000 per share)               15,000                15,000
Additional paid-in capital                                               786,040               832,556
Accumulated other comprehensive income (loss) [net of deferred
   income tax provision (benefit) of $8,141 and $(23,513)]                17,569               (43,666)
Accumulated earnings                                                     564,449               491,056
                                                                     -----------           -----------

          TOTAL SHAREHOLDER'S EQUITY                                   1,383,058             1,294,946
                                                                     -----------           -----------

TOTAL LIABILITIES AND MINORITY INTEREST AND
            SHAREHOLDER'S EQUITY                                     $ 2,840,292           $ 2,787,153
                                                                     ===========           ===========

            See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                             (Dollars in thousands)

                                                           Nine Months Ended September 30,
                                                           -------------------------------
                                                                  2000         1999
                                                               ---------    ---------
REVENUES:
   Net premiums written (net of premiums ceded of
      $119,024 and $89,620)                                    $ 153,548    $ 172,598
   Increase in deferred premium revenue                          (15,598)     (45,829)
                                                               ---------    ---------
   Premiums earned (net of premiums ceded of
      $58,170 and $46,652)                                       137,950      126,769
   Net investment income                                          87,316       67,728
   Net realized gains (losses)                                   (32,875)     (10,504)
   Other income                                                      304        1,096
                                                               ---------    ---------
                       TOTAL REVENUES                            192,695      185,089
                                                               ---------    ---------
EXPENSES:
   Losses and loss adjustment expenses (net of
      reinsurance recoveries of $1,000 and $2,796)                 7,139        5,950
   Policy acquisition costs                                       28,436       30,197
   Merger related expenses                                        33,912
   Other operating expenses                                       28,481       24,951
                                                               ---------    ---------
                       TOTAL EXPENSES                             97,968       61,098
                                                               ---------    ---------
Minority interest and equity in earnings                          (1,878)      (1,773)
                                                               ---------    ---------
INCOME BEFORE INCOME TAXES                                        92,849      122,218
Provision for income taxes                                        19,456       29,464
                                                               ---------    ---------
          NET INCOME                                              73,393       92,754
                                                               ---------    ---------

Other comprehensive income (loss), net of tax:
   Unrealized gains (losses) on securities:
      Holding gains (losses) arising during period                39,046      (67,573)
      Less: reclassification adjustment for losses
         included in net income                                  (22,189)      (7,604)
                                                               ---------    ---------
   Other comprehensive income (loss)                              61,235      (59,969)
                                                               ---------    ---------
      COMPREHENSIVE INCOME                                     $ 134,628    $  32,785
                                                               =========    =========

            See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                         Nine Months Ended September 30,
                                                         -------------------------------
                                                            2000               1999
                                                         -----------       -----------
Cash flows from operating activities:
   Premiums received, net                                $   157,166       $   171,519
   Policy acquisition, merger and other operating
     expenses paid, net                                      (52,227)          (42,125)
   Recoverable advances paid                                  (4,040)          (10,889)
   Loss and LAE recovered (paid), net                          1,723              (641)
   Net investment income received                             77,695            64,683
   Federal income taxes paid                                 (23,619)          (35,654)
   Interest paid                                              (4,500)           (6,668)
   Other, net                                                 (3,383)            1,057
                                                         -----------       -----------
          Net cash provided by operating activities          148,815           141,282
                                                         -----------       -----------

Cash flows from investing activities:
   Proceeds from sales of bonds                            1,197,746         1,488,111
   Purchases of bonds                                     (1,465,966)       (1,585,789)
   Purchases of property and equipment                        (3,484)             (619)
   Net decrease (increase) in short-term securities          173,781           (41,183)
   Other investments, net                                        796              (193)
                                                         -----------       -----------
          Net cash used for investing activities             (97,127)         (139,673)
                                                         -----------       -----------

Cash flows from financing activities:
   Stock repurchase                                          (55,000)
   Other                                                           5
                                                         -----------
          Net cash used for financing activities             (54,995)
                                                         -----------

Net increase (decrease) in cash                               (3,307)            1,609

Cash at beginning of period                                    4,153             2,729
                                                         -----------       -----------

Cash at end of period                                    $       846       $     4,338
                                                         ===========       ===========

            See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

1. ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is primarily engaged in the business of providing financial guaranty insurance on asset-backed and municipal obligations.

2. BASIS OF PRESENTATION

      The accompanying condensed consolidated financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows at September 30, 2000 and for all periods presented, have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 1999 consolidated financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended September 30, 2000 and 1999 are not necessarily indicative of the operating results for the full year.

3. MERGER

      On July 5, 2000, the Parent completed the previously announced merger pursuant to which the Parent became an indirect wholly owned subsidiary of Dexia S.A., a publicly held Belgian corporation. The net effect of the merger is to decrease net income for the nine months ended September 30, 2000 by $28.9 million.

      In connection with the merger, the Company repurchased $55.0 million of its stock from the Parent in July, 2000. The proceeds from this transaction was used to fund the Parent's obligations under certain of its long-term, equity-based compensation programs.

4. ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS No. 133). FAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FAS No. 133, as amended, is effective for fiscal years beginning on or after January 1, 2001. Management believes that the adoption of FAS No. 133 will not have a material impact on the consolidated financial statements.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulleting No. 101, Revenue Recognition (SAB No. 101). An amendment in June 2000 delayed the effective date until the fourth quarter of 2000. Management believes that the adoption of SAB No. 101 will not have a material impact on the consolidated financial statements.


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